Filed by Money Market Obligations Trust on behalf of its portfolio Federated Capital Reserves Fund

Commission File No. 811-5950

Pursuant to Rule 14a-6 of the Securities Act of 1934

Subject Company:  Federated Capital Reserves Fund

URGENT NOTICE REGARDING YOUR INVESTMENT

October 8, 2008

Dear Valued Shareholder:

We need your help.  You hold an investment in Federated Capital Reserves Fund, a money market fund.  If you don't recognize the Federated name, it may be because this proxy relates to the money market fund in your brokerage account invested through your relationship with your broker dealer or financial advisor.

The adjourned Special Meeting of Shareholders is quickly approaching and we still have not received your important vote. We have previously contacted you by mail and may have also attempted to contact you by phone.

Please take a moment now to cast your vote so that your shares may be represented at the Special Meeting on October 15th. Your vote is very important no matter how many shares you own.

If sufficient votes to conduct the business of the meeting are not obtained before October 15th, additional proxy solicitation efforts may be required.  If you have voted since this letter was mailed, thank you very much for your participation.

If not, please help us by taking a minute to vote your shares today!
It is very important that all shareholders cast a vote so that their shares may be represented.

YOUR VOTE IS VERY IMPORTANT
Please take a moment now to cast your vote using one of the options listed below.

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1.
Vote by Telephone. You may cast your vote by calling our toll-free proxy hotline at 1-866-751-6309.  Representatives are available to record your vote Monday through Friday 9:00 a.m. to 10:00 p.m. Eastern Time.

2.	Vote via the Internet. You may cast your vote using the Internet by logging onto www.proxyonline.com and entering the control number found on the enclosed proxy ballot(s).

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3.	Vote by Mail. Please mark the enclosed proxy ballot(s), sign and date the ballot(s) and return in the postage-paid envelope provided.

A copy of your ballot(s) has been enclosed with this letter for your convenience. The matter on the agenda is a proposed amendment to the Fund’s fundamental investment limitation regarding concentration of its investment.  Should you have any questions regarding the proposal or to vote your shares by phone, please call this toll-free number: 1-866-751-6309.

Thank you in advance for your participation. Please vote your shares today.

Sincerely,

John W. McGonigle
Secretary

Additional Information on the Federated Capital Reserves Fund Shareholder Vote

Background
This proxy is asking you, as a Federated money market fund shareholder, to grant the adviser (Federated) the ability to increase the fund’s concentration in the financial services industry.  The reason for this requested vote is primarily based on the decreased availability of the securities traditionally held in prime money market funds, such as asset-backed commercial paper.  Other alternative securities that meet the regulatory requirements of a prime money market fund have become available, many of which are issued by banks and bank holding companies, a group within the financial services industry.

Permitting these funds to concentrate in the financial services industry would, in the adviser’s (Federated) opinion, enable the funds to buy the best-yielding securities in the current market environment. Of course, all Federated money market funds would continue to be highly diversified in accordance with applicable rules and regulations.

Furthermore, investing in the full array of bank instruments may provide enhanced liquidity. Much of the market turmoil has been caused by a lack of liquidity among issuers. Banks, on the other hand, are well-capitalized and have access to the Federal Reserve as the “lender of last resort.”

Federated is asking shareholders to amend the funds’ investment policy to allow Federated Capital Reserve Fund to concentrate in the financial services industry in order to leverage these benefits.

I don’t think I own any Federated money market funds, so why did I receive this proxy?

You may own a Federated money market fund through your relationship with your financial advisor.  When you established your brokerage account, you may have elected that your excess cash be invested, or "swept," into a designated money market fund.

Why do you need shareholder approval to change the Fund’s concentration policy?

Mutual funds, including money market funds, are subject to the Investment Company Act of 1940.  The Investment Company Act of 1940 requires every registered fund to adopt and include in its registration statement an explanation of its policies regarding concentration. This concentration policy is fundamental, which means it can’t be changed without shareholder approval.

Why would I receive a phone call about this?

By law, we are only allowed a limited number of days to gather shareholder votes. With the large number of shareholders involved in this proxy, a solicitation firm, The Altman Group, has been hired by Federated to encourage shareholders to vote on this change.

Who is the Altman Group?

Based in New Jersey, The Altman Group is a top-rated proxy solicitation firm.  Federated regularly uses The Altman Group for proxies, especially when a large number of accounts must be contacted.

Whom do shareowners call to vote or with questions concerning this proxy proposal?

Please call the Altman Group at 1-866-751-6309.

After careful consideration, the Board of Directors/Trustees has unanimously approved this proposal.  The Board of Directors/Trustees recommends that shareowners read the proxy materials carefully and vote FOR the proposal.

KNOW ALL PERSONS BY THESE PRESENTS that the undersigned Shareholders of Federated Capital Reserves Fund (the “Fund”), a portfolio of Money Market Obligations Trust (the "Trust"), hereby appoints Leslie K. Ross, Megan W. Clement, Maureen A. Ferguson, Heidi B. Loeffert, Ann M. Faust  and Tara L. Raposa, or any one of them, true and lawful attorneys, with the power of substitution of each, to vote all shares of the Fund which the undersigned is entitled to vote at the Special Meeting of Shareholders (the "Meeting") to be held on June 2, 2008, at 5800 Corporate Drive, Pittsburgh, Pennsylvania, at 2:00 p.m. and at any adjournment thereof.

The attorneys named will vote the shares represented by this proxy in accordance with the choices made on this ballot.  If no choice is indicated as to the item, this proxy will be voted affirmatively on the matters.  Discretionary authority is hereby conferred as to all other matters as may properly come before the Meeting or any adjournment thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES OF THE TRUST. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY
THE UNDERSIGNED SHAREHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE PROPOSAL.

1.	To amend the Fund’s fundamental investment limitation regarding concentration of its investments.

FOR                                   [   ]
AGAINST                                [   ]
ABSTAIN                                [   ]

YOUR VOTE IS IMPORTANT
Please complete, sign and return
this card as soon as possible.

Dated

Signature

Signature (Joint Owners)

Please sign this proxy exactly as your name appears on the books of the Trust.  Joint owners should each sign personally.  Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign.  If a corporation, this signature should be that of an authorized officer who should state his or her title.

You may also vote your shares by touchtone phone by calling 1-888-751-6309, or through the Internet at www.proxyonline.com